Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Andina Acquisition Corp. II on Form S-4 of our report dated February 28, 2017 with respect to our audits of the financial statements of Andina Acquisition Corp. II as of November 30, 2016 and 2015, and for the year ended November 30, 2016 and for the period from July 1, 2015 (inception) through November 30, 2015, and our report dated October 26, 2017 with respect to our audits of the consolidated financial statements of Lazy Days’ R.V. Center, Inc. and Subsidiaries as of December 31, 2016 and 2015, and for the years then ended, which reports appear in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp
Marcum llp
New York, NY
November 21, 2017